Exhibit 99.1

NEWS RELEASE

Diversa Announces Reorganization to Align Operations With More Focused

Business Strategy

Company to Focus On Key Market Areas, Emphasizing Product Development,

Marketing, and Sales of its Lead Products

San Diego, CA, January 5, 2006 - Diversa Corporation (Nasdaq: DVSA) announced today that it will reorganize to focus the Company’s resources on advancing its most promising product candidates and enhancing its marketing and sales operations.

Following a comprehensive review of the Company’s products, programs, and personnel, the Company will focus its resources in three key areas:

•	alternative energy;

•	specialized industrial processes; and

•	health and nutrition.

In connection with this reorganization, Diversa will discontinue development of a number of less profitable and less promising products and programs, reduce its workforce by approximately 85 employees, and significantly reduce the Company’s operating expenses and cash usage. Diversa expects to achieve annualized savings of approximately $9 million in compensation expenses as well as additional savings associated with consolidation of the Company’s facilities. This headcount reduction is anticipated to result in approximately $2.5 million in severance-related costs. Diversa expects to recognize additional charges related to these actions in the fourth quarter of 2005 and the first quarter of 2006. The exact amount and timing of these charges is pending a complete review and valuation of the Company’s tangible and intangible assets that are not essential to the Company’s current focus.

Edward T. Shonsey, Diversa’s Chief Executive Officer, stated, “After more than ten years of investing in protein discovery, evolution, and manufacturing technologies, Diversa and its strategic partners have commercialized several products and have numerous late-stage product candidates in the pipeline. Now we intend to rebalance our resources to focus less on early-stage research and more on downstream activities such as process development, regulatory approvals, and sales and marketing.”

“These objectives will require a smaller research infrastructure and additional investments in applications expertise and sales and marketing capabilities,” continued Mr. Shonsey. “Such investments may take the form of targeted acquisitions to accelerate our product sales and product development and commercialization timelines.”

Mr. Shonsey further stated, “Going forward, Diversa will focus on high-value applications where the potential exists for significant breakout opportunities. In the short-term, we will concentrate on the successful commercialization of our Ultra-Thin™ enzyme for ethanol production, increased adoption of our Luminase™ enzymes for pulp bleaching, and the successful development and commercialization of our Purifine™ enzyme for oil processing. We will also focus on distribution agreements that maximize revenues through greater market penetration of proprietary brands and build on Diversa’s total enzyme production capabilities.”

The Company is in the process of finalizing its plan for 2006 and will provide additional financial guidance in its year-end financial press release in mid-February.

Conference Call Information

Diversa will host a conference call with live Internet broadcast later today, Thursday, January 5, 2006 at 2:00 p.m. EST to discuss its reorganization in more detail. This call is being webcast by Thomson/CCBN. The webcast can be accessed via the following link: http://phx.corporate-ir.net/playerlink.zhtml?c=81345&s=wm&e=1191056. A replay of the webcast will be available for a limited period of time following the conference call.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to the expectations for reductions in operating expenses and cash usage as a result of the Company’s restructuring, including the amounts involved and the sources of the reductions, the Company’s estimates and estimated timing of the charges it may incur as a result of the Company’s restructuring, statements related to targeted acquisitions that the Company may pursue, statements related to the Company’s pursuit of high value applications where the potential exists for significant breakout opportunities, and statements related to the development and/or commercialization of Ultra-Thin™ enzyme, Luminase™ enzymes, and Purifine™ enzyme, all of which are prospective. Such statements are only predictions, and the actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks involved with Diversa’s new and uncertain technologies, Diversa’s dependence on patents and proprietary rights, Diversa’s protection and enforcement of its patents and proprietary rights, Diversa’s ability to identify and acquire suitable acquisition candidates, the development or availability of competitive products or technologies, unforeseen personnel or other expenses that could negatively impact Diversa’s expected reductions in operating expenses and cash usage, and unforeseen delays in the consolidation of facilities that could negatively impact Diversa’s expected additional cost savings. Certain of these factors and others are more fully described in Diversa’s filings with the Securities and Exchange Commission, including, but not limited to, Diversa’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. These forward-looking statements speak only as of the date hereof. Diversa expressly disclaims any intent or obligation to update these forward-looking statements.

Note: Luminase and Purifine are trademarks of Diversa Corporation. Ultra-Thin is a trademark of Valley Research, Inc.

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Contact:

Martin Sabarsky

Corporate Development

(858) 526-5166